Exhibit 99.1
Collegium Reports Second Quarter 2026 Financial Results and Highlights Recent Company Progress

– Completed Acquisition of AZSTARYS®, Strengthening ADHD Portfolio and Extending Long-Term Revenue Outlook –

– Generated Quarterly Net Revenues of $199.9 Million, Up 6% Year-over-Year –

– Generated JORNAY PM® Quarterly Net Revenue of $46.1 Million, Up 41% Year-over-Year –

– Generated AZSTARYS Quarterly Net Revenue of $12.9 Million, Representing a Partial Quarter of Sales –

– Generated Quarterly Pain Portfolio Net Revenues of $140.9 Million –

– Updates Full-Year 2026 Financial Guidance –

– Conference Call Scheduled for Today at 8:00 a.m. ET –

STOUGHTON, Mass., August 6, 2026 -- Collegium Pharmaceutical, Inc. (Nasdaq: COLL), a leading biopharmaceutical company focused on improving the lives of people living with serious and often misunderstood conditions, today reported its financial results for the quarter ended June 30, 2026, and provided a business update.

“In the second quarter, we saw strong demand across our ADHD portfolio, highlighted by record-high JORNAY PM prescriptions and prescriber adoption, alongside 41% revenue growth. Importantly, we have completed the acquisition of AZSTARYS and our integration is progressing well, with our expanded salesforce fully trained and deployed ahead of the important back-to-school season,” said Vikram Karnani, President and Chief Executive Officer. “In addition, our pain portfolio continues to provide a solid base for our business despite increased pressure on Nucynta franchise revenues. Together, our differentiated ADHD portfolio and established pain business provide a strong foundation for growth and long-term value creation. As we move into the second half of the year, we are focused on three key strategic priorities: driving growth in our ADHD business, maximizing the value of our pain portfolio, and strategically deploying capital to create long-term shareholder value."

"During the quarter, we delivered solid performance across our business, successfully integrated AZSTARYS and generated robust operating cash flows," said Colleen Tupper, Chief Financial Officer. "As we enter the back-to-school season, our organization is well positioned with two differentiated and complementary ADHD medicines and supported by a single commercial platform that enhances our ability to serve healthcare providers and patients, alike.”

ADHD Business Highlights

•Generated JORNAY PM net revenue of $46.1 million, up 41% year-over-year in the in the quarter ended June 30, 2026 (the 2026 Quarter).
•JORNAY PM prescribers reached an all-time high in the 2026 Quarter with over 30,000 healthcare providers writing JORNAY PM prescriptions, up 17.6% year-over-year.
•Grew JORNAY PM prescriptions 13.1% year over year in the 2026 Quarter.
•In May, completed the acquisition of AZSTARYS from Corium Therapeutics. The acquisition adds a highly complementary and differentiated ADHD medicine with significant growth potential and expected patent protection through 2037.
•Generated $12.9 million in AZSTARYS net revenue from May 12, 2026, to June 30, 2026, following the acquisition close.
•AZSTARYS prescriptions grew 1.9% in the 2026 Quarter compared to the quarter ended June 30, 2025 (the 2025) Quarter.
•In May, reinforced commitment to scientific research through published studies and poster presentations at leading medical conferences highlighting real-world data for JORNAY PM and AZSTARYS.

Pain Portfolio Highlights

•Generated pain portfolio net revenues of $140.9 million in the 2026 Quarter, down 9% year-over-year.
•Generated Belbuca® net revenue of $57.7 million in the 2026 Quarter, up 10% year-over-year.
•Generated Xtampza® ER net revenue of $45.0 million in the 2026 Quarter, down 14% year-over-year.
•Generated Nucynta Franchise net revenue of $35.2 million in the 2026 Quarter, down 24% year-over-year. This included $5.1 million from the sale of the authorized generic (AG) versions of Nucynta and Nucynta ER.

Corporate Updates

•In July, announced plans to relocate its corporate headquarters to downtown Boston in the first quarter of 2027.
•In June, recognized by the Boston Business Journal as one of the 2026 Best Places to Work in Massachusetts and named a USA Today Top Workplace for 2026.
•In May, strengthened its Board of Directors with the appointment of Michael Donovan, former senior audit partner at Ernst and Young (EY).

Upcoming Events

The Company will participate in the following upcoming investor conferences in the third quarter of 2026:

•Citi 2026 Biopharma Back to School Conference – New York, NY; September 9, 2026
•Morgan Stanley 24th Annual Global Healthcare Conference – New York, NY; September 15, 2026
•H.C. Wainwright 28th Annual Global Investment Conference – New York, NY; September 16, 2026

Financial Guidance for 2026

Collegium reaffirms its full-year 2026 guidance for JORNAY PM and raises AZSTARYS Revenue, Net and updates its full-year 2026 guidance for Product Revenues, Net, and Adjusted EBITDA. The decreases in Product Revenues, Net and Adjusted EBITDA are largely driven by lower-than-expected revenue from the AG versions of Nucynta and Nucynta ER due to lower net pricing.

	Prior	Updated
Product Revenues, Net	$865 to $895 million	$825 to $855 million
JORNAY PM Revenue, Net	$190 to $200 million	Unchanged
AZSTARYS Revenue, Net	$60 to $70 million	$65 to $75 million
Adjusted EBITDA	$475 to $500 million	$445 to $470 million

Financial Results for Quarter Ended June 30, 2026

•Product revenues, net were $199.9 million for the 2026 Quarter, compared to $188.0 million for the quarter ended June 30, 2025 (the 2025 Quarter), representing a 6% increase year-over-year.
•GAAP operating expenses were $106.6 million for the 2026 Quarter, compared to $73.3 million for the 2025 Quarter, representing a 45% increase year-over-year. Adjusted operating expenses, which exclude stock-based compensation expense and acquisition related expenses were $66.6 million for the 2026 Quarter, compared to $61.9 million for the 2025 Quarter, representing an 8% increase year-over-year.
•GAAP net loss for the 2026 Quarter was ($15.1) million, with ($0.46) GAAP loss per share (basic) and ($0.46) GAAP loss per share (diluted), compared to GAAP net income for the 2025 Quarter of $12.0 million, with $0.38 GAAP earnings per share (basic) and $0.34 GAAP earnings per share (diluted). Non-GAAP adjusted net income for the 2026 Quarter was $75.4 million, with $1.92 adjusted earnings per share, compared to non-GAAP adjusted net income for the 2025 Quarter of $64.3 million, with $1.68 adjusted earnings per share.
•Adjusted EBITDA for the 2026 Quarter was $113.8 million, compared to $105.1 million for the 2025 Quarter, representing an 8% increase year-over-year.
•The Company generated $71.3 million in cash from operations, and exited the 2026 Quarter with cash, cash equivalents and marketable securities of $129.5 million.

Conference Call Information

The Company will host a conference call and live audio webcast on Thursday, August 6, 2026, at 8:00 a.m. ET. To access the conference call, please dial (877) 407-8037 (U.S.) or (201) 689-8037 (International) and reference the “Collegium Pharmaceutical Second Quarter 2026 Earnings Call.” An audio webcast will be accessible from the Investors section of the Company’s website: www.collegiumpharma.com. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Collegium Pharmaceutical, Inc.

Collegium Pharmaceutical is a dynamic, biopharmaceutical company delivering medicines with formulation and delivery innovation for people living with complex central nervous system and pain conditions. Collegium has spent more than a decade proving that responsible stewardship and bold, science-backed approaches can redefine what treatment looks like in categories too often shaped by complexity and misconceptions.

With a portfolio of differentiated ADHD medications, anchored by JORNAY PM® (methylphenidate HCl) and AZSTARYS® (serdexmethylphenidate and dexmethylphenidate), and an established leadership position in responsible pain management, Collegium leads with the scientific rigor and commercial expertise to deliver treatment options around how people live their lives. For more information, please visit collegiumpharma.com or find us on LinkedIn.

Non-GAAP Financial Measures

To supplement our financial results presented on a GAAP basis, we have included information about certain non-GAAP financial measures. We believe the presentation of these non-GAAP financial measures, when viewed with our results under GAAP and the accompanying reconciliations, provide analysts, investors, lenders, and other third parties with insights into how we evaluate normal operational activities, including our ability to generate cash from operations, on a comparable year-over-year basis and manage our budgeting and forecasting. In addition, certain non-GAAP financial measures, primarily adjusted EBITDA, are used to measure performance when determining components of annual compensation for substantially all non-sales force employees, including senior management.

In this press release we discuss the following financial measures that are not calculated in accordance with GAAP.

Adjusted EBITDA

Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income or loss adjusted to exclude interest expense, interest income, the benefit from or provision for income taxes, depreciation, amortization, stock-based compensation, and other adjustments to reflect changes that occur in our business but do not represent ongoing operations. Adjusted EBITDA, as used by us, may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

There are several limitations related to the use of adjusted EBITDA rather than net income or loss, which is the nearest GAAP equivalent, such as:

•adjusted EBITDA excludes depreciation and amortization, and, although these are non-cash expenses, the assets being depreciated or amortized may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•adjusted EBITDA does not reflect changes in, or cash requirements for, working capital needs;
•adjusted EBITDA does not reflect the benefit from or provision for income taxes or the cash requirements to pay taxes;
•adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•we exclude stock-based compensation expense from adjusted EBITDA although: (i) it has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy; and (ii) if we did not pay out a portion of our compensation in the form of stock-based compensation, the cash salary expense included in operating expenses would be higher, which would affect our cash position;
•we exclude impairment expenses from adjusted EBITDA and, although these are non-cash expenses, the asset(s) being impaired may have to be replaced in the future, the cash requirements for which are not reflected in adjusted EBITDA;
•we exclude restructuring expenses from adjusted EBITDA. Restructuring expenses primarily include employee severance and contract termination costs that are not related to acquisitions. The amount and/or frequency of these restructuring expenses are not part of our underlying business;
•we exclude litigation settlements and contingencies that are subject to recovery from adjusted EBITDA, as well as any applicable income items, credit adjustments, or recoveries due to subsequent changes in estimates. This does not include our legal fees to defend claims, which are expensed as incurred;
•we exclude acquisition-related expenses as these expenses would not have otherwise been incurred in the periods presented as part of our continuing operations and their exclusion is useful to investors because it enhances comparability of operating performance across periods. Acquisition-related expenses include transaction costs, which primarily consisted of financial advisory, banking, legal, and regulatory fees, and other consulting fees, incurred to complete the acquisition, employee-related expenses (severance cost and benefits) for terminated employees after the acquisition, legal defense expenses for specific acquired claims that relate to acts that occurred prior to our acquisition, and miscellaneous other acquisition-related expenses incurred;
•we exclude recognition of the step-up basis in inventory from acquisitions (i.e., the adjustment to record inventory from historic cost to fair value at acquisition) as the adjustment does not reflect the ongoing expense associated with sale of our products as part of our underlying business;
•we exclude changes in the fair value of contingent consideration, which are non‑cash, acquisition‑related items that are not part of our underlying business;
•we exclude losses on extinguishments of debt as these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis;
•we exclude executive transition expenses from adjusted EBITDA as the amount and/or frequency of these expenses are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis; and
•we exclude other expenses, from time to time, that are episodic in nature and do not directly correlate to the cost of operating our business on an ongoing basis.

The Company has not provided a reconciliation of its full-year 2026 guidance for adjusted EBITDA to the most directly comparable forward-looking GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K, because the Company is unable to predict, without unreasonable efforts, the timing and amount of items that would be included in such a reconciliation, including, but not limited to, stock-based compensation expense, acquisition related expenses, amortization of acquired intangible assets, and changes in fair value of contingent consideration. These items are uncertain and depend on various factors that are outside of the Company’s control or cannot be reasonably predicted. While the Company is unable to address the probable significance of these items, they could have a material impact on GAAP net income and operating expenses for the guidance period. A reconciliation of adjusted EBITDA would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as "predicts," "forecasts," "believes," "potential," "proposed," "continue," "estimates," "anticipates," "expects," "plans," "intends," "may," "could," "might," "should" or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, projected financial performance, including expected revenue and adjusted EBITDA; statements related to the anticipated benefits of the acquisition of AZSTARYS, including its impact on Collegium’s ADHD portfolio and commercial strategy; statements related to current and future market opportunities for our products and our assumptions related thereto and other statements that are not historic facts. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results, performance, or achievements to differ materially from the company's current expectations, including risks relating to, among others: our ability to realize the anticipated benefits of the AZSTARYS acquisition, including the possibility that the expected benefits from the acquisition will not be realized or will not be realized within the expected time period; the risk that the businesses will not be integrated successfully; significant transaction costs or the acquisition of unknown liabilities; future opportunities and plans for our products, including uncertainty of the expected financial performance of such products; our ability to commercialize and grow sales of our products; our ability to manage our relationships with licensors; the success of competing products that are or become available; our ability to maintain regulatory approval of our products, and any related restrictions, limitations, and/or warnings in the label of our products; the size of the markets for our products, and our ability to service those markets; our ability to obtain reimbursement and third-party payor contracts for our products; the rate and degree of market acceptance of our products; the costs of commercialization activities, including marketing, sales and distribution; changing market conditions for our products; the outcome of any patent infringement or other litigation that may be brought by or against us; the outcome of any governmental investigation related to our business; our ability to secure adequate supplies of active pharmaceutical ingredient for each of our products and manufacture adequate supplies of commercially saleable inventory; our ability to obtain funding for our operations and business development; regulatory developments in the U.S.; our expectations regarding our ability to obtain and maintain sufficient intellectual property protection for our products; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including U.S. Drug Enforcement Agency compliance; our customer concentration; and the accuracy of our estimates regarding expenses, revenues, capital requirements and need for additional financing. These and other risks are described under the heading "Risk Factors" in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the SEC. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Contact:
Ian Karp
Head of Investor Relations
ir@collegiumpharma.com

Media Contact:
Jessica Cotrone
Senior Vice President, Corporate Communications & Corporate Affairs
communications@collegiumpharma.com

Collegium Pharmaceutical, Inc.
Unaudited Selected Consolidated Balance Sheet Information
(in thousands)

	June 30,	December 31,
	2026	2025
Cash and cash equivalents	$129,467	$231,252
Marketable securities	—	155,427
Accounts receivable, net	285,102	211,328
Inventory	113,269	40,912
Prepaid expenses and other current assets	60,326	32,642
Property and equipment, net	10,653	12,013
Operating lease assets	3,791	4,187
Intangible assets, net	1,186,084	669,510
Restricted cash	20,910	20,906
Deferred tax assets	120,774	112,539
Other noncurrent assets	15,237	20,193
Goodwill	190,177	145,925
Total assets	$2,135,790	$1,656,834

Accounts payable and accrued liabilities	$80,491	$73,123
Accrued rebates, returns and discounts	406,854	318,266
Business combination consideration payable	29,719	17,565
Term notes payable	852,824	571,112
Convertible senior notes	238,733	238,213
Operating lease liabilities	4,968	5,539
Deferred royalty obligation	121,357	121,563
Deferred revenue	9,445	9,778
Contingent consideration	38,525	—
Deferred tax liabilities	40,965	—
Shareholders’ equity	311,909	301,675
Total liabilities and shareholders’ equity	$2,135,790	$1,656,834

Collegium Pharmaceutical, Inc.
Unaudited Condensed Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Product revenues, net	$199,878	$188,000	$393,398	$365,757
Cost of product revenues
Cost of product revenues (excluding intangible asset amortization)	26,633	24,143	47,434	49,103
Intangible asset amortization	62,953	55,473	118,426	110,946
Total cost of product revenues	89,586	79,616	165,860	160,049
Gross profit	110,292	108,384	227,538	205,708
Operating expenses
Selling, general and administrative	106,594	73,637	192,944	150,060
Gain on fair value remeasurement of contingent consideration	—	(358)	—	(1,144)
Total operating expenses	106,594	73,279	192,944	148,916
Income from operations	3,698	35,105	34,594	56,792
Interest expense	(19,519)	(20,463)	(35,381)	(41,253)
Interest income	2,289	2,383	5,995	4,608
(Loss) income before income taxes	(13,532)	17,025	5,208	20,147
Provision for income taxes	1,519	5,042	5,763	5,747
Net (loss) income	$(15,051)	$11,983	$(555)	$14,400

(Loss) earnings per share — basic	$(0.46)	$0.38	$(0.02)	$0.45
Weighted-average shares — basic	32,460,783	31,810,612	32,275,159	31,802,222

(Loss) earnings per share — diluted	$(0.46)	$0.34	$(0.02)	$0.44
Weighted-average shares — diluted	32,460,783	39,075,703	32,275,159	39,283,297

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net (loss) income	$(15,051)	$11,983	$(555)	$14,400
Adjustments:
Interest expense	19,519	20,463	35,381	41,253
Interest income	(2,289)	(2,383)	(5,995)	(4,608)
Provision for income taxes	1,519	5,042	5,763	5,747
Depreciation	1,812	1,135	2,275	2,226
Amortization	62,953	55,473	118,426	110,946
Stock-based compensation	14,484	10,818	25,364	22,342
Recognition of step-up basis in inventory	5,417	1,954	5,417	5,431
Executive transition expense	1,393	—	1,393	1,397
Acquisition-related expenses	24,086	935	30,261	2,224
Gain on fair value remeasurement of contingent consideration	—	(358)	—	(1,144)
Total adjustments	$128,894	$93,079	$218,285	$185,814
Adjusted EBITDA	$113,843	$105,062	$217,730	$200,214

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Operating Expenses to Adjusted Operating Expenses
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP operating expenses	$106,594	$73,279	$192,944	$148,916
Adjustments:
Stock-based compensation	14,484	10,818	25,364	22,342
Executive transition expense	1,393	—	1,393	1,397
Acquisition-related expenses	24,086	935	30,261	2,224
Gain on fair value remeasurement of contingent consideration	—	(358)	—	(1,144)
Total adjustments	$39,963	$11,395	$57,018	$24,819
Adjusted operating expenses	$66,631	$61,884	$135,926	$124,097

Collegium Pharmaceutical, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Earnings Per Share
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
GAAP net (loss) income	$(15,051)	$11,983	$(555)	$14,400
Adjustments:
Non-cash interest expense	1,082	1,355	1,901	2,722
Amortization	62,953	55,473	118,426	110,946
Stock-based compensation	14,484	10,818	25,364	22,342
Recognition of step-up basis in inventory	5,417	1,954	5,417	5,431
Executive transition expense	1,393	—	1,393	1,397
Acquisition-related expenses	24,086	935	30,261	2,224
Gain on fair value remeasurement of contingent consideration	—	(358)	—	(1,144)
Income tax effect of above adjustments (1)	(18,959)	(17,871)	(37,588)	(36,608)
Total adjustments	$90,456	$52,306	$145,174	$107,310
Non-GAAP adjusted net income	$75,405	$64,289	$144,619	$121,710

Adjusted weighted-average shares — diluted (2)	39,935,892	39,075,703	40,076,322	39,283,297
Adjusted earnings per share (2)	$1.92	$1.68	$3.67	$3.16
(1)The income tax effect of the adjustments was calculated by applying our blended federal and state statutory rate to the items that have a tax effect. The blended federal and state statutory rate for the three months ended June 30, 2026 and 2025 were 22.9% and 25.7%, respectively; and the blended federal and state statutory rate for the six months ended June 30, 2026 and 2025 were 23.6% and 25.8%, respectively. As such, the non-GAAP effective tax rates for the three months ended June 30, 2026 and 2025 were 17.3% and 25.5%, respectively; and the non-GAAP effective tax rates for the six months ended June 30, 2026 and 2025 were 20.6% and 25.4%, respectively.
(2)Adjusted weighted-average shares - diluted were calculated using the “if-converted” method for our convertible notes in accordance with ASC 260, Earnings per Share. As such, adjusted weighted-average shares – diluted includes shares related to the assumed conversion of our convertible notes and the associated cash interest expense is added-back to non-GAAP adjusted net income. For the three and six months ended June 30, 2026 and 2025, adjusted weighted-average shares – diluted includes 6,606,305 shares attributable to our convertible notes. In addition, adjusted earnings per share includes other potentially dilutive securities to the extent that they are not antidilutive.